Exhibit 10.4a

AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of this 31st day of December, 2008, by and between James River Coal Company, a Virginia corporation (the “Company”) and Peter T. Socha (“Executive”);

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of May 7, 2004 (the “Employment Agreement”), providing for the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the parties now desire to amend the Employment Agreement in the manner hereinafter provided to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree as follows:

1.           Sections 4(a)(2)(iii) and (iv) are hereby amended by deleting those sections in their entirety and substituting the following:

“(iii)      Health and Life Insurance Coverage.  To the extent permitted by the applicable plans, the Company shall provide Executive (and any spouse or dependents covered at the time of the Executive’s termination) with medical, dental, and group term life insurance (pursuant to the same Company plans that are medical, dental, and group term life insurance that are in effect for active employees of the Company), for the remaining Term of the Employment Agreement or for twelve months after the Date of Termination, whichever is greater (the “Insured Period”).  The coverages provided for in this section shall be applied against and reduce the period for which COBRA will be provided.

(1)           To the extent that such medical or dental plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

(X)           the charge to Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive’s spouse or dependents (as applicable) are enrolled from time to time, based on the coverage generally provided to salaried employees, and Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(Y)           not later than 10 days after Executive’s Date of Termination (subject to delay under Section 7 below), the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company for the coverage being provided on Executive’s Date of Termination to the Executive and any covered dependents, less the amount Executive was paying for such coverage on the Date of Termination, for each month of coverage in the Insured Period.  In calculating the total lump sum amount payable for the Insured Period, the Company’s monthly COBRA charge will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.

(2)           To the extent that such medical or dental plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Executive for such coverage.

(3)            For purposes of any individual executive life insurance policy (or policies) maintained by the Company for Executive, the Company shall pay the Executive a lump sum payment in cash equal to the monthly premium charges as of the Date of Termination for such policy (or policies) multiplied by the number of months in the Insured Period.  Such payment will be made within ten days of the Date of Termination.

(iv)           Executive will become fully vested in any amounts credited under a deferred compensation plan in which Executive participates and Executive’s benefits under such plan will be paid in accordance with the terms of such plan, including, as applicable, the six-month delay referenced in Section 7 below.”

2.           Section 4(d) is hereby amended by deleting that section in its entirety and substituting the following:

“(d)           GOOD REASON.  The term “Good Reason” means the occurrence (without Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected within thirty (30) days after written notice thereof by the Executive to the Company:

(1)           a material reduction in Executive’s authority, duties or responsibilities,

(2)           a material reduction in Executive’s Base Salary,

(3)           the relocation of Executive’s office from its location on the Effective Date to a location more than 35 miles away, or

(4)           the Company’s material breach of any other provision of this agreement, which shall include the failure to require a successor to honor this Agreement.

Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness, except for a Disability as defined in subsection (e) below.”

3.           Section 4(g) is hereby amended by deleting that section in its entirety and substituting the following:

“(g)           DATE OF TERMINATION.  Executive’s Date of Termination shall be the date specified in the notice of termination (which, unless otherwise required by this Agreement, may be immediate) as the date upon which Executive’s employment with the Company is to cease.  In the case of termination by Executive for Good Reason, the Date of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date the notice of termination is given, and the notice of termination shall clearly specify the act or failure to act that constitutes “Good Reason” and shall be given no more than ninety (90) days after the date of such act or failure to act.”

4.           Section 6(d) is hereby amended by adding the following sentence to the beginning of such section:

“The Company agrees that it will require any successor to the Company to honor this Agreement.”

5.           The Original Agreement is amended by adding the following new Section 7 at the end thereof:

“SECTION 7.   SECTION 409A

(a)           EXPENSE REIMBURSEMENTS.  To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if: (i) Executive incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and (iii) the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(b)           MEANING OF TERMINATION OF EMPLOYMENT. Solely as necessary to comply with Section 409A, for purposes of Section 4 and this Section 7, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

(c)           TAX TREATMENT.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii).  Executive acknowledges and agrees that the Company has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

(d)           SIX MONTH DELAY.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception.  With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Executive in connection with Executive’s termination of employment, shall not be paid earlier than six months after such termination of employment (if Executive dies after the date of Executive’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).”

6.           Except as provided herein, the Original Agreement shall be unchanged.

The Employment Agreement in effect between the Company and Executive and this Amendment embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

JAMES RIVER COAL COMPANY

By: /s/ Samuel M. Hopkins II
Name: Samuel M. Hopkins II
Title: Vice President

EXECUTIVE

/s/ Peter T. Socha
Name: Peter T. Socha

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